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                                                                    EXHIBIT 99.2


                                                    SANDERSON FARMS INCORPORATED

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                          SANDERSON FARMS INCORPORATED

                            MODERATOR: JOE SANDERSON
                                FEBRUARY 24, 2004
                                   10:00 AM CT


Operator:             Please stand by. We're about to begin. Good day everyone,
                      and welcome to the Sanderson Farms Incorporated conference call. Today's call is being recorded. At this time for opening remarks and introductions, I would like to turn the call over to the Chairman, President and Chief
                      Executive Officer, Mr. Joe Sanderson. Please go ahead, sir.

Joe Sanderson:        Thank you. Good morning, and thank you for joining us
                      today. I would like to welcome you to Sanderson Farm's first quarter conference call with shareholders, analysts and investors. With me on the call today is Mike Cockrell, Chief Financial Officer of Sanderson Farms and Lampkin
                      Butts, Vice President of Sales.

                      The purpose of this call is to review financial results and operating trends reflected in the first fiscal quarter ended January 31, 2004. We issued a news release this morning announcing net earnings of $19 million or $1.44 for fully diluted share for our first fiscal quarter of 2004. During our first quarter, we reported the recognition of $177,000 or 1 cent per diluted share for the company's share of the partial settlement of litigation against vitamin suppliers for overcharges.


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                      During last year's first quarter, we recognized $3.8
                      million or 29 cents per diluted share for similar litigation. Without these items, our net earnings from operations were $18.8 million or $1.43 per share for the first quarter compared to $1,500,000 or 11 cents per share last year.

                      Each of you should have received a copy of the release and accompanying financial summary. I will begin the call with some brief comments about general market conditions and the company's operations. I will then turn the call over to Mike for a more detailed account of financial results.

                      Before we make any further comments, I would like to ask Mike to give the cautionary statements regarding forward looking statements.

Mike Cockrell:        Thank you, Joe. Good morning, and happy Mardi Gras to
                      everyone. Before we begin the call this morning, I need to caution you that the call will contain certain forward looking statements about the business, financial condition and prospects of the company. All forward looking statements are being made pursuant to the Safe Harbor
                      Provisions of the Private Securities Litigation Reform Act of 1995, and are made based on management's current expectations or beliefs as well as assumptions made by and information currently available to management.

                      The actual performance of the company could differ materially from that indicated by the forward looking statements because of various risks and uncertainties. These risks and uncertainties are described in item 7 of our most recent annual report on Form 10-K and in the MD&A and results of operations found in item 2 of part 1 of the company's quarterly report on Form 10-Q filed with the SEC in connection with our first quarter ended January 31, 2004, which Form 10-Q was filed with the SEC this morning.


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Joe Sanderson:        Thank you, Mike. Our financial and operating results for
                      the first fiscal quarter marked a strong start for fiscal 2004 and reflects stronger-than-normal market conditions during what is usually our weakest quarter. Market prices for all poultry products were higher during the quarter when compared to our first quarter last year. The average Georgia dock price during our first quarter was 11.3 percent higher than last year's first quarter and helped contribute to an overall 18% increase in the company's average sales price of poultry products during our first fiscal quarter when compared to the same quarter a year ago.

                      This overall increase was fueled by an increase in both domestic and export demand for our products. Bulk leg quarter prices increased 67 3/4% for the quarter compared to last year's first quarter. This increase in leg quarter prices reflects strong export demand for poultry meat during the quarter.

                      While export data for January are not yet available, chicken exports during December 2003 increased almost 15% in quantity and 42.8% in value when compared to December a year ago. Russia was the top market during the quarter for the industry increasing its December purchases by 39% in tonnage and almost 97% in value over December 2002, and we believe January numbers will reflect a similar trend.

                      Bulk leg quarter prices averaged 28 3/4 cents per pound during our first quarter and leg quarters are currently trading for 37 cents per pound. In addition to a higher Georgia dock and higher dark meat prices, wing prices during our first fiscal quarter averaged 99.7 cents per pound up 90% from the average of 52 and a half cents during last year's first quarter.


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                      Boneless breast meat prices during our first quarter were
                      also higher, increasing 17.9% when compared to the first quarter a year ago and have continued to show strength into February. Boneless breast meat averaged $1.53 for the first quarter, and today the market for boneless breast is $1.88 per pound. Demand for boneless breast meat has been firm.

                      While chicken prices across the board were higher during our first quarter when compared to last year's first quarter, the same can be said about grain prices. Market prices for corn during our first quarter were up 4.7% when compared to the first fiscal quarter last year. Soybean meal market prices for the first quarter this year were also higher than the same quarter a year ago, rising 43%. As we reported in December, we expect corn and soybean meal prices to be higher, overall, during fiscal 2004 when compared to fiscal 2003.

                      Grain prices have remained volatile through our first fiscal quarter and are expected to remain so through the planting and growing season. Because of this volatility, we are unable to say, with certainty, what these higher grain costs will be for fiscal 2004.

                      In addition to favorable market conditions during the quarter, we are pleased to report that our operating performance also continued to be strong. Both our processing divisions and our live grow out continued to compete very well in the industry. And just as we did at the beginning of 2003, we have identified opportunities in our plants, in the field and in sales that we will work to capture during fiscal 2004, and we look forward to continued improvement in our overall operating performance.

                      The performance of our prepared foods division during the first quarter was impacted by high input costs. While sales increased approximately 3%, the profitability of the foods division declined relative to a year ago. Our foods




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                      division purchases much of it fresh chicken needs from our
                      Hammond, Louisiana facility at market prices, and its raw material costs for the quarter increased over 28% compared to last year's first quarter.

                      During our second fiscal quarter of last year, we replaced our corndog capacity with a new cook line so that we can continue our strategy to focus production on higher margin products and chicken items. Our sales efforts in selling the new production following that conversion was excellent. But the profitability of foods will continue to be affected by high input costs.

                      On the poultry side of the business, we completed our shift away from small bird production when we temporarily closed, for one week, our last small bird plant during Thanksgiving week of 2002 to make the necessary changes to increase bird size at the Hammond, Louisiana facility. We completed that transition during January of this year when our birds hit their target weight for big bird deboning. All of our production is now focused on larger bird weights and in the two most profitable market segments in the industry.

                      I know all of you have read or heard about the Avian influenza outbreak in the Northeast recorded in the press over the last two weeks and in Texas over the last few days. I will tell you what we know about these outbreaks and how outbreaks of this nature normally play out, although I caution you that this outbreak is a bit different given the press about Avian influenza in the Far East over the last two months and the highly pathogenic nature of the outbreak in Texas.

                      A low pathogenic type of Avian influenza was detected Friday, February 6, 2004 in a flock of noncommercial chickens in Delaware. This AI proved to the same low pathogenic type that has occurred from time to time in the Northeastern United States over the last few years. It has nothing to do with



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                      the highly pathogenic type of Avian influenza reported in
                      Asia. The low pathogenic Avian influenza problems that have been prevalent over the last few years in the Northeast are linked to operations in live bird markets in New York and other large cities. These markets are supplied by small scale, individual producers and are not connected with the commercial industry of vertically integrating companies of which we are a part.

                      The initial outbreak in Delaware affected a flock of about 12,000 chickens on a small independent operation that does not contract with commercial chicken companies. The second was associated with a commercial chicken company.

                      In addition to the outbreak in the Northeast, the Texas Animal Health Commission announced, Friday, that a noncommercial flock of chickens in Gonzalez County, Texas tested positive for a low pathogenic strain of Avian influenza. As was the case with the first reported case in Delaware, this flock in Texas was owned by a small scale producer growing chickens for delivery into the live bird market in Houston.

                      The Texas Animal Health Commission reported this outbreak as a low pathogenic strain based on its observations of the clinical symptoms displayed by the flock. Over the weekend, further tests were conducted by the USDA, and Texas Animal Health Commission announced yesterday that the genetic profile of the virus infecting the Gonzalez County birds is consistent with highly pathogenic strains of Avian influenza.

                      While this strain of Avian influenza has been classified as highly pathogenic, again it is unlike the highly pathogenic strain recently found in Asia. Indeed on a conference call yesterday participated in by the USDA, the Texas Animal Health Commission and the Centers for Disease Control and Prevention, the CDC stated that this particular (H5N2) strain of Avian influenza has never



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                      been transmitted to humans and that it remains safe to
                      consume poultry and egg products.

                      The Texas Animal Health Commission and the USDA are in the process of testing all flocks of chickens within a 10 mile radius of the infected flocks in Gonzalez County. All of our production facilities are located approximately 100 miles north of the affected flock, and none of our flocks are affected by the testing. However, in light of this outbreak, we have intensified our biosecurity measures designed to present a barrier against the spread of diseases of this kind. Intensified efforts will continue so long as our veterinarian deems it necessary and appropriate to protect the health and welfare of our flocks.

                      In addition to the stepped up biosecurity measures we are taking in Texas, we will use this opportunity to remind all of our personnel and our contract growers across the company of the importance of strict adherence to our biosecurity measures to protect the health and welfare of our flocks.

                      In response to the outbreak of the low pathogenic strain of Avian influenza, many of our export customers took predictable actions. Several temporarily banned the import of all U.S. poultry and egg products pending receipt of further information from the USDA confirming that the outbreak was, indeed, low pathogenic. Some countries such as Russia and Mexico, temporarily banned the import of poultry products only from the affected states. Based on past experience, expectations before yesterday were that the nationwide ban imposed by some countries would be regionalized once the outbreak was confirmed permitting exports from states unaffected by the outbreak.

                      However, we have not yet received a reaction of all export customers to yesterday's confirmation that the outbreak in Texas was a highly pathogenic strain. While these discoveries can be expected to reduce U.S.



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                      exports in the short term, the full repercussions of these
                      AI discoveries will remain uncertain until the reaction of both importing countries and domestic customers is known and analyzed.

                      Looking ahead, we are confident that we will continue to improve our operating performance and sales execution. In particular, we have identified opportunities across our company that, if realized, would allow us to significantly offset increased cost we will experience from grain price increases. We look forward to reporting on our last fiscal year to our shareholders at our annual shareholders meeting this Thursday. As we will tell them on Thursday, we are pleased with the record year we had in 2003, and we are pleased with the start of fiscal 2004. We will continue to look for ways to improve our operations, ways to increase value for our shareholders and ways to make Sanderson Farms a better company.

                      At this point, I would like to turn the call over to Mike Cockrell, Chief Financial Officer.

Mike Cockrell:        Thank you, Joe. As Joe said, we are, indeed, pleased with
                      our financial performance during the first fiscal quarter.
                      Net sales for the quarter totaled $226.4 million, and that is up from $184.2 million for the same quarter during fiscal 2003. This increase reflects the increase in the pounds of poultry sold supported by increases in market prices as described by Joe.

                      The $1.43 cents per share earned during the quarter from operations compares to 11 cents earned during last year's first quarter. Both of these numbers excluded the effect of partial settlements of our litigation against vitamin suppliers.


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                      Our cost of sales for the three months ended January 31,
                      as compared to the same three months during fiscal 2003, increased 9.7%. The increase is a result of an increase in pounds of poultry products sold in the first quarter this year compared to last year as well as an increase in the cost of feed grains. As Joe already mentioned, corn and soybean meal cash market prices were up 4.7% and 43%, respectively, for the three months ended January 31, 2004 compared to the same three months in 2003.

                      SG&A expenses for the first quarter of 2004 were up $4.1 million compared to fiscal 2003. This increase is primarily the result of our new advertising and marketing initiatives that started during the quarter. We began running new television, radio and outdoor advertising during January to support our Sanderson Farms brand of fresh, all-natural chicken. We have been pleased with the feedback from this campaign and will continue to monitor its impact going forward. We expect this program to cost approximately $12 million for the year over last year's advertising expenses.

                      Interest expense decreased $306,000 to $432,000 during the quarter reflecting lower outstanding debt. We expect our interest expense during the year to be $800,000 lower than a year ago or approximately $1.7 million. At the end of our first quarter, our balance sheet reflects shareholder's equity of $216.7 million and net working capital of right at $100 million. Our current ratio was
                      2.8 to 1, and our debt totaled $25.8 million. Our debt to total capitalization ratio at the end of the first quarter was 10.7%. Our net debt was actually less than zero, resulting in a net debt to cap of a negative number.

                      We spent $6.7 million on capital expenditures during the quarter, and that is out of our total capital budget for the year of $30.5 million. We also spent $1.6 million on dividends reflecting a higher dividend rate of 12 cents per quarter.


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                      During fiscal 2004, we expect to spend approximately $30.5 million on planned capital projects, and that amount includes $8.4 million in vehicles and other operating leases. Our depreciation during the first quarter totaled $6.4 million, and we are on track for approximately $26 million for the full fiscal year.

                      At its meeting held on January 29, our board of directors declared a three for two stock split to be effected in the form of a 50% stock dividend. This dividend, which will be paid this coming Thursday, February 26, will be paid to shareholders of record on February 10, 2004 and will increase the number of shares outstanding to just over
                      19.6 million.

                      This increase of over 6 1/2 million additional shares should ultimately improve the float available in our stock. Since the stock split will be effected as a stock dividend of one half share per each share outstanding, fractional shares will be redeemed in cash at a price of $18.25 per share.

                      As Joe mentioned, we remain encouraged by strong market conditions and trends, although the impact of Avian influenza on our export markets remains uncertain. Based on existing factors, however, we are comfortable with the earnings estimate of $4 per share for the full fiscal year. As is our practice, we will not provide quarterly earning guidance.

                      That's the end of the prepared remarks, and we will now open up the call for questions and answers.

Operator:             Thank you, sir. Today's question and answer session will
                      be conducted electronically. If you'd like to ask a question, please do so by pressing the star key followed by the digit 1 on your touch tone phone. If you're using a




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                      speaker phone, please make sure your mute function is
                      turned off to allow your signal to reach our equipment. Once again, that's star 1 for questions.

                      And we do have a question from (John Bierbusse) of AG Edwards.

(John Bierbusse):     Gentlemen, good morning.

Joe Sanderson:        Good morning, John.

Mike Cockrell:        Good morning, John.

(John Bierbusse):     Just a couple items, quickly. First, the higher SG&A
                      relating to the advertising campaign, did you front end load the $12 million that you're planning on spending on an increased amount, or - what I'm trying to get at is how much of that $4 million was due to the branding campaign?

Mike Cockrell:        No, John, it's not front end loaded - this is Mike - we
                      will spread - that $12 million will be spread, evenly, throughout the year.

(John Bierbusse):     Okay. The small net gain for the vitamin settlement, Mike, that showed up in where, cost of goods?

Mike Cockrell:        That's correct, and we also anticipate that will be the
                      last of that, John.

(John Bierbusse):     All right. Thank you. Lastly, do your folks on the retail
                      side have any feeling as to how consumers are reacting to all of the AI articles that are showing up in the press?
                      I mean, has there been any demand implications that you can talk about?


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Joe Sanderson:        John, prior to yesterday - and we don't have any reading
                      since then - but prior to yesterday our demand had been unusually strong through January and February with AI in Asia and the low-path AI in Delaware. So we don't think it affected us any. Now we don't have any reading subsequent to yesterday's announcement.

(John Bierbusse):     Right. Okay. Very good. That takes care of my list for
                      now. Thanks a lot.

Joe Sanderson:        Thanks to you.

Mike Cockrell:        Thanks, John.

Operator:             And once again, if you'd like to ask a question, please
                      press star 1. We'll go next to (Clay Landon), of (The
                      Colony Fund).

(Clay Lieblong):      Mr. Sanderson, this is (Clay Lieblong) at (The Colony
                      Fund). We were wondering if - are you there?

Joe Sanderson:        Yes sir.

(Clay Lieblong):      Okay, we were wondering, are the Avian flues that we're
                      seeing this year happen almost every year?

Joe Sanderson:        No, I wouldn't say that. We most - I think scientists
                      would believe that various strains of Avian influenza exist particularly in, what we would call, the nonintegrative commercial flocks that follow practices different than ours. And I think there's probably some scientific data out of the Northeast that they go in and test and I think maybe, in fact, they have been doing that. But they will find a strain of Avian influenza from time to time there, and I would suspect that if you tested any of the live bird markets, you would likely find

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                      the same thing and we know that AI viruses are carried by
                      migratory fowl and particularly, ducks, and others such as that and that it could - exposure to that could transmit AI in various forms. And there are over 100 - I don't remember - 135 or some big number of known Avian influenza strains and but I don't - it's not surprising to someone in the industry I don't believe.

(Clay Lieblong):      And I assume the reason we're having all the press is
                      because of loss of life in Asia.

Joe Sanderson:        I would think, without a doubt, what's in Asia is unusual.
                      That's the second time it's occurred in Asia. It occurred in Hong Kong two or three years ago, and with the U.S. - well, no one out of Asia has ever been affected to that extent by that; anything like that.

(Clay Lieblong):      Well, we appreciate your help on the questions, and I hope you have a great year this year.

Joe Sanderson:        Thank you.

(Clay Lieblong):      Yes, sir.

Operator:             And a final reminder, star 1 for questions. We do have a
                      question from (Frank Henson) of Morgan Stanley.

(Frank Henson):       Hi Mr. Sanderson. Just a quick question regarding chicken
                      pricing. I noticed you highlighted that, you know, pricing has remained firm, you know, in January and early
                      February, but I was wondering if you could comment, you know, since, you know, the case of February 6, as well as, you know, most recently, the past couple of days have you seen any changes in poultry pricing?




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Joe Sanderson:        No, poultry pricing has remained firm. The market, in some fashion, increased some different parts last week, and nothing has softened as yet.

(Frank Henson):       Okay, and now say, I guess you know, today Mexico banned
                      U.S poultry and processed chickens. I was wondering, you know, if you could comment on what your take is if we see, you know, other trading partners continue to put bans on U.S. poultry. Do you expect pricing to stay firm, or do you think you could fall substantially?

Joe Sanderson:        No, I would think that if our export customers start
                      banning U.S. poultry, a predictable situation will occur where you will have excess product in the U.S. markets and prices will soften and decline.

(Frank Henson):       Okay. I guess the question I'm asking is that, given, you
                      know, what we're seeing, you know, with Atkins diet, you know, and protein friendly diets, do you think that the pricing environment can return to levels that we saw last year?

Joe Sanderson:        Like, what are you referring to about last year?

(Frank Henson):       Well if you look at, like, leg quarters, you know, I think they're up substantially year over year. Do you think, you know, if let's say Russia comes out and bans, you know, our chickens, do you think that we could see, you know, pricing of around $30?

Joe Sanderson:        Thirty dollars for...

Man:                  Thirty cents.





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(Frank Henson):       Thirty cents, yes.

Joe Sanderson:        Well, I don't know if I can - I can't be specific about
                      the pricing, but I can tell you there's no doubt in my mind that if our export customers ban our products, you're going to have a buildup of supply in the U.S., and prices are going to decline. Now to what level - I can't say what level, but it will - the market will decline relative to where we are right now.

                      Last year, though, was a good year, but you had export markets open, primarily, for the last half of the year. So I think - I don't think the comparison but as a rule, as a principle, if we lose our export markets, you're going to see the same thing you saw beginning in the spring of 2002 and that is a buildup of product in the U.S. and declining and soft pricing.

(Frank Henson):       Okay, thank you very much.

Joe Sanderson:        Sure.

Operator:             And we'll take our next question from (Jim Ford) of
                      Edward Jones.

(Jim Ford):           Good morning, gentlemen.

Joe Sanderson:        Good morning.

(Jim Ford):           I was curious to know what type of extra biosecurity
                      prevention measures are being performed at this time?

Joe Sanderson:        Well, I'll give you a couple of examples. One of the first things would be to limit any traffic on a grower's farm;
                      not allow visitors or screen vendor or someone who might be selling propane or something like that, sales people;




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                      keep them off of the farm. What we would do would be every truck that goes in and out of our mill around our processing plant, trucks and buses out of hatcheries would all be washed and disinfected; the tires, wheels undercarriage of the truck before - when they leave and when they return. Those are being two of the typical things you would do, and there's some other things that are carried on on the farms.

(Jim Ford):           Thank you.

Joe Sanderson:        Absolutely.

Operator:             And gentlemen, we have no further questions at this time.
                      Mr. Sanderson, I'll turn the call back over to you for any additional remarks.

Joe Sanderson:        Good. Thank you for spending time with us this morning. We are pleased with our results to date and look forward to continued progress in fiscal 2004. We are excited about the opportunities we have as well as the new challenges before us, and we look forward to reporting our results to you throughout the year. Thank you.

Operator:             And this does conclude today's conference call. Thank you
                      for your participation and you may disconnect at this time.


                                       END